Simplepons, Inc. and Eco-Shift Power Corp.

Unaudited Pro Forma Balance Sheet

February 8, 2013

The following unaudited pro forma balance sheet gives effect to theShare Exchange effectuated by and among SimplePons, Inc., a Delaware corporation, along with its newly formed Canadian subsidiaries (collectively, “SimplePons”) and the stakeholders (“Stakeholders”) of Eco-Shift Power Corp., a Canada corporation (“Eco-Shift”). On the closing date, February 8, 2013, SimplePons issued an aggregate of 1,702,235,971 Exchangeable Shares (as defined below) to the Stakeholders valued at $4,000,244 in exchange for 10,864 shares of Eco-Shift’s common stock.

Also on February 8, 2013, SimplePons entered into the Voting and Exchange Trust Agreement pursuant to which the SimplePons issued one (1) share of the SimplePons’ Series B Preferred Stock, par value $0.01 (the “Series B Preferred”), to the Patriquin Law Professional Corporation, a Canada corporation, as trusteee (the “Trustee”) to be held on behalf of the Stakeholders, which entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares issued and outstanding at that point in time. “Exchangeable Shares” shall mean non-voting shares of AcquisitionCo issued to a person or persons that have the right to be issued common stock of SimplePons on a one to one basis, subject to certain adjustment, in exchange for the redemption or cancellation of each Exchangeable Share. The Voting and Exchange Trust Agreement shall remain in force until the date that all the Exchangeable Shares are exchanged for shares of common stock in SimplePons.

Subsequent to the Share Exchange, the Stakeholders held approximately 95% of the voting rights of the SimplePons. Accordingly, the above transaction has been accounted for as a reverse merger (recapitalization) with SimplePons being deemed the legal acquirer and Eco-Shift being deemed the accounting acquirer. The historical financial information presented in the financial statements is that of Eco-Shift (since May 15, 2008, the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital and accumulated deficit. The basis of the assets and liabilities of Eco-Shift, the accounting acquirer, has been carried over in the recapitalization. The terms of the agreements were consummated on February 8, 2013 and SimplePons now owns 100% of the equity interests of Eco-Shift.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of SimplePons’ financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of SimplePons. The unaudited pro forma financial statement information should be read in conjunction with the SimplePons’ audited financial statements as of December 31, 2012 and Eco-Shift’s audited financial statements as of December 31, 2012.

SIMPLEPONS INC.
Condensed Combined Pro Forma Balance Sheet

	Simplepons Inc.	Eco-Shift Power Corp.	Pro Forma Adjustments	Pro Forma Combined
	February 8, 2013	February 8, 2013	Increase (Decrease)	February 8, 2013
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current assets
					Note
Cash	$1,558	$98,755	$—	100,313
Accounts receivable, net	$1,300	$314,183	$—	$315,483
Intercompany receivable	$249,786	$—	$(249,786)	$—	(a)
Inventory, net	$—	$166,428	$—	$166,428
Advances and deposits	$9,283	$78,264	$—	$87,547
Income taxes recoverable	$—	$25,030	$—	$25,030
Prepayments	$1,452	3,015	—	4,467
Total current assets	263,379	685,675	(249,786)	699,268

Property and equipment, net	$15,120	$13,993	$—	$29,113
Total assets	$278,499	$699,668	$(249,786)	$728,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$420,193	$494,857	$—	$915,050
Customer deposits	$—	$123,050	$—	$123,050
Liquidated damages payable	$29,600	$—	$—	$29,600
Contingent liabilities	$23,062	$—	$—	$23,062
Derivative liabilities	$63,110	$—	$—	$63,110
Intercompany payable	$—	$249,786	$(249,786)	$—	(a)
Advances from shareholders	$—	$315,821	$—	$315,821
Promissory notes payable	$76,449	$554,600	$—	$631,049
Total current liabilities	535,965	1,738,114	(249,786)	2,100,742

Stockholders' equity

Preferred stock			1	1	(b)

Common stock	$941,709	$109	$(109)	$17,964,069	(c)
			$17,022,360		(c)
Additional paid-in-capital	2,157,673	—	(2,157,673)	$—	(d)
Accumulated other comprehensive loss	—	(26,744)	—	(26,744
Accumulated deficit	(3,433,297)	(1,011,811)	(14,864,579)	(19,309,687)	(d)
Total stockholders' equity	(333,915)	(1,038,446)	(0)	(1,372,361)

Total liabilities and stockholders' equity	$278,499	$699,668	$(249,786)	$728,381

Notes to the Condensed Pro Forma Combined Balance Sheet

The following pro forma adjustments result from accounting for the Merger. The descriptions related to these preliminary adjustments are as follows:

(a)	Elimination of intercompany balances.

(b)	To reflect issuance of 1 share of SimplePons, Inc.’s Series B Preferred Stock.

(c)	Effect of 1,702,235,971 Exchangeable shares after taking into effect common stock of Simplepons, Inc.

(d)	Adjustment of additional paid in capital of Simplepons, Inc. and 1,702,235,971 exchangeable shares with the accumulated deficit of Simplepons, Inc.